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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                               February 16, 2001
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                       (Date of earliest event reported)


                           R&G Financial Corporation
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             (Exact name of registrant as specified in its charter)


       Puerto Rico                     0-21137                   66-0532217
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(State or other jurisdiction    (Commission File Number)        (IRS Employer
     of incorporation)                                       Identification No.)


      280 Jesus T. Pinero Avenue
    Hato Rey, San Juan, Puerto Rico                                00918
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(Address of principal executive offices)                         (Zip Code)


                                 (787) 758-2424
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              (Registrant's telephone number, including area code)


                                 Not Applicable
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              (Former name, former address and former fiscal year,
                         if changed since last report)


                                  Page 1 of 4


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ITEM 9.  REGULATION FD DISCLOSURE

         The following disclosure appears in a Registration Statement on Form S-3 which was filed by the Registrant as of the date hereof.

                              RECENT DEVELOPMENTS

     The related consolidated financial and other data set forth below as of December 31, 1999 are derived from R&G Financial's audited consolidated financial statements. The consolidated financial and other data for the year ended December 31, 2000 is unaudited.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
  Total assets..............................................  $3,539,444   $2,911,993
  Stockholders' equity......................................     308,836      269,535
  Stockholders' equity per common share.....................        8.16         6.79
INCOME STATEMENT DATA:
  Net income................................................  $   43,633   $   41,335
  Diluted earnings per common share.........................        1.30         1.28
OPERATING DATA:
  Loan production...........................................  $1,729,373   $1,977,322
  Loan servicing portfolio..................................   6,634,059    6,177,511
PERFORMANCE RATIOS:
  Return on average assets..................................        1.34%        1.72%
  Return on average common equity...........................       18.00        20.23
  Net interest margin.......................................        2.16         2.60
ASSET QUALITY RATIOS:
  Non-performing assets to total assets at end of period....        2.95%        2.26%
  Non-performing loans to total loans at end of period......        5.38         3.66
  Allowance for loan losses to total loans at end of
     period.................................................        0.66         0.55
  Allowance for loan losses to total non-performing loans at
     end of period..........................................       12.21        15.11
  Net charge-offs to average loans outstanding..............        0.17         0.25

RESULTS OF OPERATIONS

     During the year ended December 31, 2000, R&G Financial reported net income of $43.6 million or $1.30 of earnings per diluted share. Net income increased by $2.3 million or 5.6% during the year ended December 31, 2000, as compared to 1999, due to a $8.4 million increase in net interest income and a $8.5 million increase in total other income, which was partially offset by a $11.5 million increase in total operating expenses. The increase in net interest income during 2000 was due primarily to increases in R&G Financial's loan and securities portfolios (which increased in the aggregate from $2.7 billion at December 31, 1999 to $3.3 billion at December 31, 2000), which was partially offset by a decline in R&G Financial's net interest margin (from 2.60% for 1999 to 2.16% for 2000). R&G Financial was able to compensate for the increase in interest rates during the year by increasing its volume of loans and securities.

     The increase in total other income during 2000 reflected the increase in gains recognized on the origination and sale of loans and, to a lesser extent, continued efforts by R&G Financial to diversify its revenues. During the last quarter of 2000, R&G Financial acquired Home and Property, an insurance agency, as a wholly owned subsidiary. Home and Property offers property, casualty, credit life and title insurance. R&G Financial believes that Home and Property offers it significant opportunities to sell insurance products to its large customer base.

     The increases in total operating expenses during 2000 reflected additional expenses relating to the operations of Continental, Huntington Station, New York, which R&G Financial acquired in

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October 1999, as well as the general growth in R&G Financial's operations. In addition, during 2000, R&G Financial opened two new branch offices which contributed to the increase in operating expenses.

CHANGES IN FINANCIAL CONDITION

     At December 31, 2000, R&G Financial's total assets amounted to $3.5 billion, as compared to $2.9 billion at December 31, 1999. The $627.5 million or 21.6% increases in total assets during the year ended December 31, 2000 was primarily the result of a $437.4 million or 61.4% increase in mortgage-backed securities available for sale, a $110.1 million or 42.7% increase in investment securities available for sale, and a $68.3 million or 4.4% increase in net loans receivable.

     At December 31, 2000, R&G Financial's allowance for loan losses totaled $11.6 million, which represented a $2.6 million or 29.3% increase from the level maintained at December 31, 1999. At December 31, 2000, R&G Financial's allowance represented approximately 0.66% of the total loan portfolio and 12.21% of total non-performing loans, as compared to 0.55% and 15.11% at December 31, 1999. The increase in the allowance for loan losses reflected the increase in R&G Financial's commercial real estate and construction loan portfolio as well as the increase in R&G Financial non-performing loans during the year. While non-performing loans amounted to $95.0 million at December 31, 2000, as compared to $59.4 million at December 31, 1999, $31.8 million or 89.3% of such increase consisted of residential mortgage loans. Because of the nature of the collateral, R&G Financial has historically recognized a low level of loan charge-offs. R&G Financial's aggregate charge-offs amounted to 0.17% during 2000, as compared to 0.25% during 1999. Although loan delinquencies have historically been higher in Puerto Rico than in the United States, loan charge-offs have historically been lower than in the United States. While the ratio of non-performing loans to total loans increased from 3.66% to 5.38% from December 31, 1999 to December 31, 2000, the increase in the ratio was made larger than it would otherwise have been due to significant loan securitizations during the last two quarters of 2000, which reduced the amount of loans considered in the calculation of the ratio. Without giving effect to loan securitizations, during the years ended December 31, 2000 and 1999, the ratio of non-performing loans to total loans would have been 4.37% and 3.44%, respectively.

     At December 31, 2000, R&G Financial's deposits totaled $1.7 billion, as compared to $1.3 billion at December 31, 1999. In addition, at December 31, 2000, R&G Financial had $1.5 billion of borrowings (consisting of securities sold under agreements to repurchase, notes payable and FHLB advances), as compared to $1.3 billion at December 31, 1999. R&G Financial utilized deposits (primarily certificates of deposits) and FHLB advances to fund its growth during 2000.

     Stockholders' equity increased from $269.5 million at December 31, 1999 to $308.8 million at December 31, 2000. The $39.3 million or 14.6% increase was due primarily to net income recognized during the year, together with a decrease in unrealized losses on securities available for sale.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    R&G FINANCIAL CORPORATION



Date:  February 16, 2001            By: /s/ Joseph Sandoval
                                       ---------------------------------
                                       Joseph Sandoval
                                       Chief Financial Officer